Exhibit 99:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation
Reports Record Net Income for the Quarter and Year Ended December 31, 2004;
Total Assets of $1.2 Billion

     Winston-Salem, North Carolina, January 31, 2005 – Southern Community Financial Corporation (Nasdaq: SCMF and SCMFO) (the “Company”), the holding company for Southern Community Bank and Trust, announced record net income for the year ended December 31, 2004 of $8.1 million, an increase of 121.2% over net income of $3.7 million earned in 2003. The Company completed the acquisition of The Community Bank in the first quarter of 2004, which has provided much of the year-over-year growth. Diluted earnings per share for the year were $0.45, up 12.5% from the $0.40 reported for 2003. Net income for the fourth quarter of 2004 was $2.4 million, or $0.13 per diluted share versus net income of $836,000, or $0.09 per diluted share reported for the year-ago fourth quarter.

       Recent significant milestones achieved:

➢	Completed the acquisition of The Community Bank raising assets to over $1 billion and increasing the number of banking offices to 18.

➢	Opened a loan production office in Mooresville, North Carolina.

➢	Redeemed all of the outstanding 7.25% Cumulative Convertible Trust Preferred Securities (SCMFP) on March 12, 2004.

➢	Paid an annual cash dividend of $0.11 per share on March 15, 2004.

➢	Declared second consecutive annual cash dividend of $0.12 per share on January 19, 2005.

➢	Added to the Russell 3000 Index on June 25, 2004.

➢	Completed the acquisition of 2 residential offices from Davidson Mortgage to compliment the move into Mooresville.

➢	Merged its two banking units, Southern Community Bank and Trust and The Community Bank into a single bank; and

➢	Converted core data processors and began in-house item processing for the combined Bank.

     Net interest income for the fourth quarter of 2004 was $9.1 million or 63.0% higher than the $5.6 million earned in the fourth quarter of 2003. For the year, net interest income rose to $35.0 million, a 64.6% increase over the $21.3 million reported for the year ended December 31, 2003. The Company’s net interest margin for the fourth quarter was 3.29%, compared with 3.28% for the third quarter of 2004 and 3.05% for the same period in 2003. For 2004, the net interest margin was 3.31% compared with 3.25% for 2003. The increase in the net interest margin was primarily related to higher yields on loans as a result of increases in the prime rate in addition to continued improvement in the Company’s asset mix.

     Non-interest income for the year ended December 31, 2004 was $7.4 million, an increase of 48.6% over the $5.0 million reported for the corresponding 2003 period. For the three months ended December 31, 2004 and 2003, non-interest income was $2.2 million and $1.1 million, respectively. Growth in non-interest income during 2004 reflected the contribution made by The Community Bank. Non-interest expense for the fourth quarter of 2004 increased by 48.3% over the same period in 2003 and totaled $7.1 million compared to $4.8 million in the year ago period. Total non-interest expense for 2004 and 2003 was $27.5 million and $18.3 million, respectively. This increase reflects the higher expenses primarily due to the Community Bank acquisition, as well as normal salary and employee benefit increases.

     At December 31, 2004, total assets were $1.2 billion, an increase of $423.9 million or 53.0% from year-end 2003 assets of $798.5 million. The increase in total assets for the year was a result of the assets acquired in The Community Bank acquisition in addition to internal growth in the loan portfolio. The Bank’s loan portfolio, net of allowance for loan losses, increased to $783.6 million, an increase of $271.1 million or 52.9% from December 31, 2003, while on a linked quarter basis net loans increased $18.8 million or 2.5%. Total deposits expanded $270.0 million year-over-year to $845.2 million at December 31, 2004, an increase of $6.3 million over the prior quarter.

     The Company’s allowance for loan losses equaled $12.5 million, or 1.57% of total loans and 577% of non-performing loans at December 31, 2004. Net charge-offs as a percentage of average loans, a primary measure of credit quality, were 0.20% for the quarter and 0.19% for the year ended December 31, 2004, a significant improvement from 0.27% reported in the third quarter of 2004 and 0.29% for the year ended December 31, 2003. Non-performing loans totaled $2.2 million at year-end 2004 compared to $1.9 million at September 30, 2004.

     Stockholders’ equity totaled $136.9 million, or 11.20% of total assets at December 31, 2004 which represents an increase of $86.0 million, or 169.0% from $50.9 million for the year ago period. Regulatory capital ratios are all well in excess of the “well-capitalized” threshold.

     Southern Community Financial Corporation Chairman and Chief Executive Officer F. Scott Bauer commented, “This past year has been one of significant growth and positive changes for the future as we surpassed $1 billion in assets with the completion of The Community Bank merger. However, we have remained dedicated to providing quality service and value for our customers and are well-positioned to continue this effort in 2005. Furthermore, we are proud to have recently announced our second consecutive annual cash dividend of $0.12 per share on our common stock.”

     Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank, with eighteen banking offices throughout the Piedmont Triad region of North Carolina.

     Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

     This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Contact:	F. Scott Bauer, Chairman and CEO
(336) 768-8500

Southern Community Financial Corporation
(Amounts in thousands except per share data)
(Unaudited)

Income Statement

	For the three months ended					Twelve months ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2004	2004	2004	2004	2003	2004	2003
Total Interest Income	$14,744	$13,909	$13,154	$12,849	$9,510	$54,656	$36,019
Total Interest Expense	5,674	5,061	4,513	4,409	3,945	19,657	14,751

Net Interest Income	9,070	8,848	8,641	8,440	5,565	34,999	21,268

Provision for Loan Losses	350	575	717	597	595	2,239	2,285

Net Interest Income after Provision for Loan Losses	8,720	8,273	7,924	7,843	4,970	32,760	18,983

Non-Interest Income
Service Charges on Deposit Accounts	1,109	828	815	750	373	3,502	1,442
Other Income	1,140	1,020	965	779	761	3,904	3,543

Total Non-Interest Income	2,249	1,848	1,780	1,529	1,134	7,406	4,985

Non-Interest Expense
Salaries and Employee Benefits	3,297	3,473	3,525	3,454	2,541	13,749	9,603
Occupancy and Equipment	1,217	1,068	1,040	1,027	786	4,352	3,045
Other	2,633	2,355	2,161	2,270	1,491	9,419	5,685

Total Non-Interest Expense	7,147	6,896	6,726	6,751	4,818	27,520	18,333

Income Before Taxes	3,822	3,225	2,978	2,621	1,286	12,646	5,635
Provision for Income Taxes	1,469	1,119	1,021	935	450	4,544	1,972

Net Income	2,353	2,106	1,957	1,686	836	8,102	3,663

Net Income per Share
Basic	$0.13	$0.12	$0.11	$0.11	$0.09	$0.47	$0.41
Diluted	$0.13	$0.12	$0.11	$0.10	$0.09	$0.45	$0.40

Balance Sheet
	December 31,	September 30,	June 30,	March 31,	December 31,
	2004	2004	2004	2004	2003
Assets
Cash and due from Banks	$17,758	$19,544	$24,447	$19,297	$22,929
Federal Funds Sold	80	1,231	4,349	6,014	271
Investment Securities	312,909	301,736	315,147	322,471	230,757

Loans	796,103	777,368	740,074	704,237	519,746
Allowance for Loan Losses	(12,537)	(12,629)	(12,567)	(12,125)	(7,275)

Net Loans	783,566	764,739	727,507	692,112	512,471

Bank Premises and Equipment	28,325	26,755	25,320	24,730	17,337
Goodwill	50,135	50,351	50,063	50,071	—
Other Assets	29,589	31,104	29,603	28,295	14,737

Total Assets	$1,222,361	$1,195,460	$1,176,436	$1,142,990	$798,502

Liabilities and Stockholders’ Equity
Deposits
Non-Interest Bearing	83,907	87,118	89,358	89,327	51,868
Interest Bearing	761,321	751,775	705,454	711,946	523,350

Total Deposits	845,228	838,893	794,812	801,273	575,218

Borrowings	233,141	212,557	245,971	202,867	169,527
Accrued Expenses and Other Liabilities	7,086	9,228	6,574	7,775	2,866

Total Liabilities	1,085,455	1,060,678	1,047,357	1,011,915	747,611

Total Stockholders’ Equity	136,906	134,782	129,079	131,075	50,891

Total Liabilities and Stockholders’ Equity	$1,222,361	$1,195,460	$1,176,436	$1,142,990	$798,502

Book Value per Share	$7.68	$7.57	$7.29	$7.44	$5.66

	As of or for the three months ended					As of or for the twelve months ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2004	2004	2004	2004	2003	2004	2003
Per Share Data:
Basic Earnings per Share	$0.13	$0.12	$0.11	$0.11	$0.09	$0.47	$0.41
Diluted Earnings per Share	$0.13	$0.12	$0.11	$0.10	$0.09	$0.45	$0.40
Book Value per Share	$7.68	$7.57	$7.29	$7.44	$5.66	$7.68	$5.66
Cash dividends paid (1)	—	—	—	$0.11	—	$0.11	—

Selected Performance Ratios:
Return on Average Assets (annualized)	0.78%	0.71%	0.68%	0.61%	0.43%	0.69%	0.53%
Return on Average Equity (annualized)	6.93%	6.24%	5.97%	5.61%	6.64%	6.20%	7.48%
Return on Tangible Equity (annualized)	11.35%	10.34%	9.94%	9.50%	—	10.37%	—
Net Interest Margin	3.29%	3.28%	3.32%	3.37%	3.05%	3.31%	3.25%
Net Interest Spread	3.03%	3.07%	3.10%	3.15%	2.85%	3.08%	3.03%
Non-interest Income as a % of Revenue	19.87%	17.28%	17.08%	15.34%	16.91%	17.46%	18.99%
Non-interest Income as a % of Average Assets	0.74%	0.62%	0.62%	0.55%	0.59%	0.63%	0.72%
Non-interest Expense to Average Assets	2.36%	2.33%	2.33%	2.45%	2.48%	2.36%	2.63%
Efficiency Ratio	63.14%	64.47%	64.54%	67.72%	71.91%	64.90%	69.83%

Asset Quality:
Nonperforming Loans	$2,174	$1,942	$2,536	$1,132	$769	$2,174	$769
Nonperforming Assets	$3,260	$2,972	$2,992	$1,685	$1,041	$3,260	$1,041
Nonperforming Loans to Total Loans	0.27%	0.25%	0.34%	0.16%	0.15%	0.27%	0.15%
Nonperforming Assets to Total Assets	0.27%	0.25%	0.25%	0.15%	0.13%	0.27%	0.13%
Allowance for Loan Losses to Period-end Loans	1.57%	1.62%	1.70%	1.72%	1.40%	1.57%	1.40%
Allowance for Loan Losses to Nonperforming Loans (X)	5.77	6.50	4.96	10.71	9.46	5.77	9.46
Net Charge-offs to Average Loans (annualized)	0.20%	0.27%	0.15%	0.14%	0.21%	0.19%	0.29%

Capital Ratios:
Equity to Total Assets	11.20%	11.27%	10.97%	11.47%	6.37%	11.20%	6.37%
Tangible Equity to Total Tangible Assets (2)	7.21%	7.21%	6.83%	7.23%	—	7.21%	—

(1) — Amount is an annual dividend.
(2) — Tangible Equity to Total Tangible Assets is period-ending equity less intangibles of $52.5 million, divided by period-ending assets less            intangibles of $52.5 million.

Management provides the above non-GAAP measures, footnote (2), to provide readers with the impact of purchase accounting on key financial ratios.